EXHIBIT 10.10

TEXTECHNOLOGIES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement"), including any attached Exhibits is entered into by and between Textechnologies, Inc., a Delaware corporation having offices at 13520 Oriental St, Rockville, Md 20853 ("Employer"), and Peter Maddocks, an individual currently residing at 12 College Rd Historic Dockyard, Chatham, Kent  ME4 4QX U.K. ("Employee"), to be effective on the later of the date of execution of this Agreement by the parties hereto or the date of approval of this Agreement by the Board of Directors of Employer pursuant to the provisions of Section 6.2 (the "Effective Date").

WITNESSETH:

WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration. NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1.    Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until June 1st, 2007 (the "Term"), subject to the terms and conditions of this Agreement.

1.2.    Beginning June 1st, 2006, Employee shall be employed as Chief Executive Officer of Employer. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. As of the Effective Date, Employee shall be elected as a member of Employer's Board of Directors and, upon the retirement of the incumbent Chairman of the Employer's Board of Directors, shall be elected to serve as the Chairman of the Employer's Board of Directors. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

1.3.    Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer; provided. Subject to the provisos to the immediately preceding sentence, Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Employer or interfere with Employee's performance of his duties hereunder. In that regard, Employee may serve on the board of directors of up to three corporations of his choice, so long as service on any such board simultaneously with his service on Employer's Board of Directors does not constitute a violation of federal statutory provisions, or related rules and regulations, pertaining to interlocking directorships and the meeting times of such boards of directors do not conflict with the meeting times of Employer's Board of Directors. Except as provided in the preceding sentence, Employee may not serve on the board of directors of any entity other than the Employer during the Term without the approval of the Employer's Board of Directors in accordance with the Employer's policies and procedures regarding such service, which approval will not be unreasonably withheld. Employee shall be permitted to retain any compensation received for such service on other corporations' boards of directors.

1.4.    Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would intentionally injure Employer's business, its interests, or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer, or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to the Employer's Board of Directors any facts which might involve a possible conflict of interest.

1.5.    Effective as of the Effective Date, Employer and Employee shall enter into an Indemnification Agreement containing the terms and conditions and forming a part of, this Agreement.

1.6.    Employee represents that he is not aware of any pre-existing health problems which have not been disclosed to Employer.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1.    For the period between the Effective Date and June 30th, 2007, Employee's base salary shall be $0 and that he acknowledges that in lieu of pecuniary consideration, he shall receive stock in the company.

2.2.    As of the Effective date, the Employer shall grant to Employee 250,000 shares of the Employer's common stock subject to the restrictions and other terms and conditions.

2.3.    From and after the Effective Date, Employer shall pay, or reimburse Employee, for all ordinary, reasonable and necessary expenses which Employee incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees and expenses associated with membership in various professional, business and civic associations and societies of which Employee's participation is in the best interest of Employer. Employer will reimburse Employee for reasonable legal expenses in connection with the negotiation of this Agreement.

2.4.    During the Term and while Employee is employed by Employer, and in addition to any group term life insurance otherwise generally provided to executive employees of Employer, Employer will purchase and maintain at its expense term life insurance on the life of Employee payable to the beneficiary or beneficiaries designated by Employee.

2.5.    While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's executive employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to executive employees pursuant to the terms and conditions of such benefit plans and programs.

2.6.    Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally.

2.7.    Employer may withhold from any compensation, benefits, or amount payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

3.1.    Employee's employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee's permanent disability (permanent disability being defined as Employee's physical or mental incapacity to perform his usual duties as an employee with such condition likely to remain continuously and permanently); provided, however, that in such event, Employee's employment shall be continued hereunder for a period of not less than one year from the date of such disability, but not beyond the end of the Term, with Employee's base salary during such period to be reduced by any Employer-financed disability benefits, or (iii) subject to the provisions of clause (ii), at any time during the Term by Employer upon notice to Employee or by Employee upon 60 days' notice to Employer for any or no reason.

3.2.    If Employee's employment is terminated by reason of a "Voluntary Termination" (as hereinafter defined), the death of Employee, permanent disability of Employee (as defined in Section 3.1) or by the Employer for "Cause" (as hereinafter defined), all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination, except as specifically provided in this Section 3.2. Employee, or his estate in the case of Employee's death, shall be entitled to pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid but due under Employer's plans but shall not be entitled to any other payments by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer's employee benefit plans (as hereinafter defined). For purposes of this Section 3.2, a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term shall be a termination of employment in the sole discretion of and at the election of Employee, other than (i) a termination of Employee's employment because of a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Employee to Employer or (ii) a termination of Employee's employment within six (6) months of a material reduction in Employees' rank or responsibility with Employer. For purposes of this Section 3.2, the term "Cause" shall mean any of (i) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (ii) Employee's final conviction of a felony; or (iii) Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach.

3.3.    If Employee's employment is terminated for any reason other than as described in Section 3.2 above during the Term, Employee's rights under this Section 3.3 are Employee's sole and exclusive rights against the Employer or its affiliates and the Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort or otherwise, for the termination of his employment relationship with Employer. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer based upon Employee's termination of employment for any monies other than those specified in this Section 3.3. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys' fees), in connection with such suit, claim, demand or cause of action.

3.4.    It is expressly acknowledged and agreed that the decision as to whether "Cause" exists for termination of the employment relationship by the Employer and whether and as of what date Employee has become permanently disabled is delegated to the Board of Directors. If Employee disagrees with the decision reached by Employer, the dispute will be limited to whether the Board of Directors reached this decision in good faith.

3.5.    Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 4 and 5.

ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY & CONFIDENTIAL INFORMATION:

4.1.    All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing ad trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer.

4.2.    Employee acknowledges that the businesses of Employer and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, and its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such confidential business information in such context so as to allow Employer an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as it may deem appropriate.

4.3.    All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer, or its affiliates shall be and remain the property of Employer, or its affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 5: POST-EMPLOYMENT AND NON-COMPETITION OBLIGATIONS:

5.1.    As part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 5. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of their affiliated companies are conducting any business (other than de minimis business operations) as of the date of termination of the employment relationship or have during the previous twelve months conducted any business (other than de minimis business operations):

(i)    engage in any business directly competitive with any business(other than de minimis business operations) conducted by Employer or any of Employer's affiliates;

(ii)   render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business directly competitive with any business(other than de minimis business operations) conducted by Employer or any of Employer's affiliates; or

(iii)   induce any employee of Employer or any of its affiliates (other than Employee's personal secretary or administrative assistant)to terminate his employment with Employer, or its affiliates, or hire or assist in the hiring of any such induced employee by any person, association, or entity not affiliated with Employer. These non-competition obligations shall extend until two years after termination of the employment relationship between Employer and Employee. The above notwithstanding, nothing in this Section 5.1 shall prohibit Employee from engaging in or being employed by any entity that engages in the provision of management consulting or other consulting services to third parties, even where such entity on occasion renders advice or services to, or otherwise assists, any other person, association, or entity who is engaged, directly or indirectly, in any business directly competitive with any business conducted by Employer or any of Employer's affiliates, so long as Employee does not personally, directly or indirectly (A) participate in rendering such advice, services or assistance to any such competing person, association or entity, (B) provide any information or other assistance to any other person employed by Employee or by any such consulting entity for use, directly or indirectly, in rendering such assistance to any competing person, association or entity or (C) engage in any conduct which would be violative of the provisions of Article 4 hereof.

5.2.    Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee, and agrees that Employer, on its own behalf or on behalf of any of its affiliates, shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

5.3.    It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the proprietary information and/or goodwill of Employer and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6: MISCELLANEOUS:

6.1.    For purposes of this Agreement, (i) the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer or in which Employer has a 50% or more equity interest, and (ii) any action or omission permitted to be taken or omitted by Employer hereunder shall only be taken or omitted by Employer upon the express authority of the Board of Directors of Employer or of any Committee of the Board to which authority over such matters may have been delegated.

6.2.    Although executed and delivered by the parties hereto, this Agreement shall not become effective until such time as the Board of Directors has expressly approved this Agreement. Employer agrees to notify Employee promptly of the date of such approval.

6.3.    For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) If to Employer, to Textechnologies, Inc. at its corporate headquarters to the attention of the General Counsel of Textechnologies, Inc.. (ii) If to Employee, to his last known personal residence.

6.4.    This Agreement shall be governed in all respects by the laws of the State of Maryland, excluding any conflict-of-law rule or principle that might refer to the laws of another State or country.

6.5.    No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.6.    It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

6.7.    This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

6.8.    This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to such subject matter, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matter. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matter, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement on the date first stated above.

TEXTECHNOLOGIES, INC.

________________________________ David E. Price, Esq., Secretary Textechnologies, Inc., Employer	______________________________________ Peter Maddocks, Employee

8